Exhibit 99.1

Press Release

Gulfport Energy Corporation Reports Second Quarter 2012 Results

OKLAHOMA CITY (August 7, 2012) Gulfport Energy Corporation (NASDAQ: GPOR) today reported financial and operating results for the second quarter of 2012 and provided an update on its 2012 activities.

For the second quarter of 2012, Gulfport reported net income of $25.1 million on oil and natural gas revenues of $66.3 million, or $0.45 per diluted share. EBITDA (as defined below) for the second quarter of 2012 was $49.4 million and cash flow from operating activities before changes in operating assets and liabilities (as defined below) was $49.8 million.

Financial Highlights

•

Produced oil and natural gas sales volumes of 663,626 barrels of oil equivalent (“BOE”), or 7,293 barrels of oil equivalent per day (“BOEPD”), in the second quarter of 2012, a 17% year-over-year increase from the second quarter of 2011

•	Generated $49.4 million of EBITDA in the second quarter of 2012, a 19% year-over-year increase from the second quarter of 2011

•	Reduced unit lease operating expense for the second quarter of 2012 to $8.61 per BOE, a 5% sequential decrease from the first quarter of 2012

Production

For the second quarter of 2012, net production was 608,468 barrels of oil, 216,081 thousand cubic feet (“MCF”) of natural gas and 804,063 gallons of natural gas liquids (“NGL”), or 663,626 BOE. Net production for the second quarter of 2012 by region was 308,028 BOE at West Cote Blanche Bay (“WCBB”), 239,285 BOE at Hackberry, 102,643 BOE in the Permian Basin and an aggregate of 13,670 BOE in the Bakken, Niobrara and other areas.

Realized price for the second quarter of 2012, which includes transportation costs, was $106.86 per barrel of oil, $2.50 per MCF of natural gas and $0.86 per gallon of NGL, for a total equivalent price of $99.84 per BOE. Realized price for oil in the second quarter of 2012 reflects the impact of fixed price contracts for approximately 3,000 barrels of oil per day at a weighted average price of $109.73. Gulfport currently has fixed price swaps in place for 4,000 barrels of oil per day at $107.29 for the remainder of 2012. Subsequent to the 2nd quarter, Gulfport entered into a new hedging program for 2013 consisting of fixed price swaps for January through June of 4,000 barrels of oil per day at a weighted average price of $103.33 and fixed price swaps for July through December of 3,000 barrels of oil per day at a weighted average price of $100.04.

Gulfport Energy Corporation

Production Schedule

(Unaudited)

	2Q2012	2Q2011	YTD 2012	YTD 2011
Production Volumes:
Oil (MBbls)	608.5	492.7	1,203.5	964.8
Gas (MMcf)	216.1	330.6	426.8	495.4
NGL (MGal)	804.1	819.2	1,428.8	1,427.8
Oil Equivalents (MBOE)	663.6	567.3	1,308.7	1,081.4

Average Realized Price:

Oil (per Bbl)	$106.86	$107.40	$107.20	$101.69
Gas (per Mcf)	$2.50	$4.57	$2.70	$4.51
NGL (per Gal)	$0.86	$1.26	$1.05	$1.19
Oil Equivalents (BOE)	$99.84	$97.77	$100.62	$94.36

Subsequent to the second quarter of 2012, net production for the month of July averaged approximately 7,121 BOEPD.

Recent Operational Highlights

•

Gulfport recently brought online its first horizontal well in the Utica Shale, testing at a peak rate of 17.1 million cubic feet (“MMCF”) per day of natural gas, 432 barrels of condensate per day and 1,881 barrels of NGL per day assuming full ethane recovery and a natural gas shrink of 18%, or 4,650 BOEPD.

•	Gulfport’s first horizontal well in the Permian Basin produced at a peak rate of 618 BOEPD and subsequently produced at a sustained rate of 486 BOEPD during its first 30 days of production.

•	Grizzly Oil Sands ULC (“Grizzly”), in which Gulfport owns a 24.9% interest, has finished drilling all SAGD well pairs necessary for the startup of its Algar Lake facility.

•

Gulfport spud a total of 16 wells in Southern Louisiana during the second quarter, completing six of the wells as productive. Four wells were waiting on completion and three wells were still being drilled at the end of the quarter.

•	During the second quarter of 2012, Gulfport drilled its first well in the Niobrara utilizing data collected from its recently conducted 3-D seismic survey.

•

Six rigs are currently active in Gulfport’s four core operating areas, with two rigs drilling in the Utica, two rigs drilling at Hackberry, one rig drilling at WCBB, and one rig drilling in the Permian.

Operational Update

Utica Shale

In the Utica Shale, Gulfport spud its first horizontal well in February 2012 and spud an additional four gross (1.9 net) wells during the second quarter of 2012. At the end of the second quarter, three gross wells were completed and in their resting period, one gross well was waiting on completion, and one gross well was being drilled. Gulfport’s first horizontal well in the play, the Wagner 1-28H, was recently brought online from its resting period and tested at a gross peak rate of 17.1 MMCF per day of natural gas and 432 barrels of condensate per day. Based upon composition analysis, the gas being produced is 1,214 BTU rich gas. Assuming full ethane recovery, the composition above is expected to produce an additional 110 barrels of NGLs per MMCF of natural gas and result in a natural gas shrink of 18%. In ethane rejection mode, the composition is expected to yield 41 barrels of NGLs per MMCF of natural gas and result in a natural gas shrink of 8%. Gulfport currently plans to produce the Wagner 1-28H into a natural gas pipeline at a rate of approximately 10 MMCF per day of natural gas. At present, two rigs are drilling ahead on the sixth and seventh wells of 2012 in the play.

Permian

In the Permian, Gulfport’s first horizontal well in the play, the Janey 1-16H was completed during the second quarter of 2012. The Janey 1-16H tested at a peak rate of 618 BOEPD and subsequently produced at a sustained rate of 486 BOEPD during its first 30 days of production. The well was drilled to a total vertical depth of 8,850 feet with a 4,037 foot horizontal lateral and completed with a 16-stage hydraulic fracture treatment. During the second quarter of 2012, nine gross (3.4 net) wells were drilled on Gulfport’s acreage. At present, one rig is active on Gulfport’s acreage in the Permian, drilling ahead on the seventeen gross (7.3 net) well of 2012.

Canadian Oil Sands

In the Canadian Oil Sands, Grizzly’s first SAGD facility at Algar Lake remains on budget and on schedule for commissioning in the fourth quarter of 2012 with first production expected to come online by mid-year 2013. During the second quarter, Grizzly finished SAGD well pair drilling at Algar Lake and began the process of completing those well pairs for SAGD injection and production. From an exploratory standpoint, Grizzly plans to file a regulatory application to support the commercial development of Thickwood Hills by the end of 2012. Additionally, Grizzly has set forth a full field development plan for its recently acquired May River property under which May River will be developed in multiple phases with the goal of producing 70,000 barrels per day of bitumen by the year 2020. Third party engineers GLJ Petroleum Consultants Ltd. (“GLJ”) currently estimate that Grizzly has 67 million barrels of Proved reserves, 47 million barrels of Probable reserves, 3.086 billion barrels of Best Estimate (P50) Contingent Resource.

Hackberry

At Hackberry, Gulfport spud seven wells during the second quarter of 2012, completing two wells as productive. Two wells were waiting on completion and two wells were being drilled at the end of the quarter. In addition, Gulfport performed four recompletions at the field. At present, Gulfport has two rigs active at Hackberry drilling ahead on the fifteenth and sixteenth wells of 2012 at the field.

WCBB

At WCBB, Gulfport spud nine wells during the second quarter of 2012, completing four wells as productive. Two wells were waiting on completion and one well was being drilled at the end of the quarter. In addition, Gulfport performed thirteen recompletions at the field. At present, Gulfport has one rig active at WCBB drilling ahead on the eighteenth well of 2012 at the field.

Niobrara

In the Niobrara, Gulfport began drilling its first well during the second quarter of 2012 utilizing the 3-D seismic survey shot last year. The well is currently waiting on completion. At present, Gulfport plans to spud its second Niobrara well of 2012 by the end of August.

2012 Guidance

As a result of revised timing assumptions surrounding completion procedures in the Utica Shale, Gulfport currently estimates 2012 production to be in the range 2.9 million to 3.1 million BOE. Third quarter 2012 production is currently estimated to be in the range of 745,000 to 763,000 BOE. 2012 budgeted exploration and production capital expenditures for 2012, excluding acquisitions, are estimated to be in the range of $212 million to $226 million. For 2012, Gulfport projects lease operating expense to be in the range of $8.00 to $9.50 per BOE, general and administrative expense to be between $3.50 to $4.25 per BOE, production taxes to be between 10.0% to 10.5% of revenues and depreciation, depletion and amortization expense to be in the range of $37.00 to $39.00 per BOE. These estimates do not give effect to the previously announced potential contribution of our Permian assets to Diamondback Energy.

GULFPORT ENERGY CORPORATION

2012 GUIDANCE

Year Ending
12/31/2012
Forecasted Production
Oil Equivalent - BOE	2,900,000 - 3,100,000
Average Daily Oil Equivalent - BOEPD	7,923 - 8,470

Projected Year-Over-Year Production Increase¹	24% - 33%

Projected Cash Operating Costs per BOE
Lease Operating Expense - $/BOE	$8.00 - $9.50
Production Taxes - % of Revenue	10.0% - 10.5%
General and Administrative - $/BOE	$3.50 - $4.25
Depreciation, Depletion and Amortization per BOE	$37.00 - $39.00

Budgeted Capital Expenditures - In Millions:²
West Cote Blanche Bay	$36 - $38
Hackberry	$36 - $38
Permian	$23 - $25
Niobrara	$5 - $6
Grizzly	$40 - $43
Utica	$72 - $76

Total Budgeted Capital Expenditures	$212 - $226

¹	Based upon 2011 actual production of 2.33 million BOE and the 2012 forecasted production
²	Excludes amounts for infrastructure, vertical integration projects and acquisitions and does not give effect to the previously announced potential contribution of our Permian Basin assets to Diamondback Energy

In addition to its 2012 budgeted exploration and production capital expenditures, Gulfport plans to spend approximately $30 million to $35 million on infrastructure and vertical integration projects primarily related to its position in the Utica Shale.

Presentation

An updated presentation has been posted to the Company’s website. The presentation can be found at www.gulfportenergy.com under the “Webcasts & Presentations” section on the “Investor Relations” page. Information on the Company’s website does not constitute a portion of this press release.

Conference Call

Gulfport will host a conference call on August 8, 2012 at 12:00 PM Central Time to discuss its second quarter 2012 financial and operational results. Interested parties may listen to the call via Gulfport’s website at www.gulfportenergy.com or by calling toll-free at 877-291-1287 or 973-409-9250 for international callers. The passcode for the call is 92218080. A replay of the call will be available for two weeks at 855-859-2056 or 404-537-3406 for international callers. The replay passcode is 92218080. The webcast will be archived on the Company’s website and can be accessed on the Company’s “Investor Relations” page.

About Gulfport

Gulfport Energy Corporation is an Oklahoma City-based independent oil and natural gas exploration and production company with its principal producing properties located along the Louisiana Gulf Coast and in the Permian Basin in West Texas. Gulfport has also acquired acreage positions in the Niobrara Formation of Western Colorado and the Utica Shale of Eastern Ohio. In addition, Gulfport holds a sizeable acreage position in the Alberta Oil Sands in Canada through its interest in Grizzly Oil Sands ULC and has interests in entities that operate in Southeast Asia, including the Phu Horm gas field in Thailand.

Forward Looking Statements

This press release includes “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended (the “Securities Act”), and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). All statements, other than statements of historical facts, included in this press release that address activities, events or developments that Gulfport expects or anticipates will or may occur in the future, including such things as Gulfport’s previously announced potential contribution of all of its oil and gas interests in the Permian Basin to Diamondback Energy, future capital expenditures (including the amount and nature thereof), business strategy and measures to implement strategy, competitive strength, goals, expansion and growth of Gulfport’s business and operations, plans, market conditions, references to future success, reference to intentions as to future matters and other such matters are forward-looking statements. These statements are based on certain assumptions and analyses made by Gulfport in light of its experience and its perception of historical trends, current conditions and expected future developments as well as other factors it believes are appropriate in the circumstances. However, whether actual results and developments will conform with Gulfport’s expectations and predictions is subject to a number of risks and uncertainties, general economic, market, credit or business conditions; the opportunities (or lack thereof) that may be presented to and pursued by Gulfport; competitive actions by other oil and gas companies; changes in laws or regulations; completion of Gulfport’s pending contribution discussed above and other factors, many of which are beyond the control of Gulfport. Information concerning these and other factors can be found in the Company’s filings with the Securities and Exchange

Commission, including its Forms 10-K, 10-Q and 8-K. Consequently, all of the forward-looking statements made in this news release are qualified by these cautionary statements and there can be no assurances that the actual results or developments anticipated by Gulfport will be realized, or even if realized, that they will have the expected consequences to or effects on Gulfport, its business or operations. Gulfport has no intention, and disclaims any obligation, to update or revise any forward-looking statements, whether as a result of new information, future results or otherwise.

Non-GAAP Financial Measures

EBITDA is a non-GAAP financial measure equal to net income, the most directly comparable GAAP financial measure, plus interest expense, income tax expense, accretion expense and depreciation, depletion and amortization. Cash flow from operating activities before changes in operating assets and liabilities is a non-GAAP financial measure equal to cash provided by operating activities before changes in operating assets and liabilities. The Company has presented EBITDA because it uses EBITDA as an integral part of its internal reporting to measure its performance and to evaluate the performance of its senior management. EBITDA is considered an important indicator of the operational strength of the Company’s business. EBITDA eliminates the uneven effect of considerable amounts of non-cash depletion, depreciation of tangible assets and amortization of certain intangible assets. A limitation of this measure, however, is that it does not reflect the periodic costs of certain capitalized tangible and intangible assets used in generating revenues in the Company’s business. Management evaluates the costs of such tangible and intangible assets and the impact of related impairments through other financial measures, such as capital expenditures, investment spending and return on capital. Therefore, the Company believes that EBITDA provides useful information to its investors regarding its performance and overall results of operations. EBITDA and cash flow from operating activities before changes in operating assets and liabilities are not intended to be performance measures that should be regarded as an alternative to, or more meaningful than, either net income as an indicator of operating performance or to cash flows from operating activities as a measure of liquidity. In addition, EBITDA and cash flow from operating activities before changes in operating assets and liabilities are not intended to represent funds available for dividends, reinvestment or other discretionary uses, and should not be considered in isolation or as a substitute for measures of performance prepared in accordance with GAAP. The EBITDA and cash flow from operating activities before changes in operating assets and liabilities presented in this press release may not be comparable to similarly titled measures presented by other companies, and may not be identical to corresponding measures used in the Company’s various agreements.

Oil Sands Reserves and Resource Notes:

(1) Proved reserves are defined in the Canadian Oil and Gas Evaluation Handbook (the “COGE Handbook”) as those reserves that can be estimated with a high degree of certainty to be recoverable. It is likely that the actual remaining quantities recovered will exceed the estimated Proved reserves.

(2) Probable reserves are defined in the COGE Handbook as those additional reserves that are less certain to be recovered than proved reserves. It is equally likely that the actual remaining quantities recovered will be greater or less than the sum of the estimated proved plus probable reserves.

(3) Contingent Resources are defined in the COGE Handbook as those quantities of petroleum estimated, as of a given date, to be potentially recoverable from known accumulations using established technology or technology under development, but which are not currently considered to be commercially recoverable due to one or more contingencies.

(4) Best Estimate as defined in the COGE Handbook is considered to be the best estimate of the quantity that will actually be recovered from the accumulation. If probabilistic methods are used, this term is a measure of central tendency of the uncertainty distribution (P50).

(5) It should be noted that reserves and Contingent Resources involve different risks associated with achieving commerciality. There is no certainty that it will be commercially viable for Grizzly to produce any portion of the Contingent Resources.

Investor & Media Contact:

Paul K. Heerwagen

Director, Investor Relations

pheerwagen@gulfportenergy.com

(405) 242-4888

GULFPORT ENERGY CORPORATION

CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2012	2011	2012	2011
Revenues:
Oil and condensate sales	$65,020,000	$52,916,000	$129,024,000	$98,112,000
Gas sales	541,000	1,512,000	1,154,000	2,232,000
Natural gas liquids sales	694,000	1,034,000	1,500,000	1,693,000
Other income (expense)	70,000	127,000	108,000	190,000

	66,325,000	55,589,000	131,786,000	102,227,000

Costs and expenses:
Lease operating expenses	5,714,000	4,706,000	11,563,000	9,359,000
Production taxes	7,572,000	6,732,000	15,341,000	12,239,000
Depreciation, depletion, and amortization	23,652,000	13,712,000	45,047,000	25,870,000
General and administrative	3,263,000	2,119,000	6,272,000	4,175,000
Accretion expense	177,000	164,000	353,000	323,000

	40,378,000	27,433,000	78,576,000	51,966,000

INCOME FROM OPERATIONS:	25,947,000	28,156,000	53,210,000	50,261,000

OTHER (INCOME) EXPENSE:
Interest expense	474,000	285,000	627,000	938,000
Interest income	(4,000)	(37,000)	(31,000)	(75,000)
Loss from equity method investments	360,000	642,000	628,000	958,000

	830,000	890,000	1,224,000	1,821,000

INCOME BEFORE INCOME TAXES	25,117,000	27,266,000	51,986,000	48,440,000

INCOME TAX EXPENSE:	—	1,000	—	1,000

NET INCOME	$25,117,000	$27,265,000	$51,986,000	$48,439,000

NET INCOME PER COMMON SHARE:
Basic	$0.45	$0.57	$0.93	$1.05

Diluted	$0.45	$0.57	$0.93	$1.04

Basic weighted average shares outstanding	55,656,274	47,454,359	55,641,241	46,097,207
Diluted weighted average shares outstanding	56,334,095	47,898,665	56,175,248	46,548,414

GULFPORT ENERGY CORPORATION

RECONCILIATION OF EBITDA AND CASH FLOW

(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2012	2011	2012	2011
Net Income	$25,117,000	$27,265,000	$51,986,000	$48,439,000
Interest expense	474,000	285,000	627,000	938,000
Income tax expense	—	1,000	—	1,000
Accretion expense	177,000	164,000	353,000	323,000
Depreciation, depletion, and amortization	23,652,000	13,712,000	45,047,000	25,870,000

EBITDA	$49,420,000	$41,427,000	$98,013,000	$75,571,000

	Three Months Ended June 30,		Six Months Ended June 30,
	2012	2011	2012	2011
Cash provided by operating activity	$30,068,000	$37,113,000	$99,497,000	$65,401,000
Adjustments:
Changes in operating assets and liabilities	19,713,000	4,956,000	51,000	10,626,000

Operating Cash Flow	$49,781,000	$42,069,000	$99,548,000	$76,027,000